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                         October 10, 2023

       Michael T. Prior
       Chief Executive Officer
       ATN International, Inc.
       500 Cummings Center, Suite 2450
       Beverly, MA 01915

                                                        Re: ATN International,
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 27,
2023
                                                            File No. 001-12593

       Dear Michael T. Prior:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program